As filed with the Securities and Exchange Commission on September 1, 2004
Registration No. 333-117310

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

M.D.C. Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-0622967
(State Or Other Jurisdiction Of Incorporation Or Organization)	(I.R.S. Employer Identification Number)

3600 S. Yosemite Street

Suite 900
Denver, Colorado 80237
(303) 773-1100
(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)

Joseph H. Fretz, Esq.

Secretary and Corporate Counsel
3600 S. Yosemite Street, Suite 900
Denver, Colorado 80237
(303) 773-1100
(Name, address, including zip code and telephone number, including area code, of agent for service)

COPY TO:

Garth B. Jensen, Esq.

Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
(303) 861-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     Pursuant to Rule 429 under the Securities Act of 1933, this registration statement contains a combined prospectus that also relates to 68,453 shares of common stock registered on Form S-3, registration no. 333-111971, which have not been offered or sold as of the date of the filing of this registration statement and for which MDC previously paid registration fees of $328. This registration statement constitutes a post-effective amendment to the prior related registration statement, pursuant to which the total amount of unsold previously registered securities may be offered and sold as any of the securities registered hereunder, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. If the previously registered securities are offered and sold prior to the effective date of this registration statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PURPOSE OF REGISTRATION STATEMENT

      This registration statement registers a total of 122,167 shares that may be offered by a stockholder of M.D.C. Holdings, Inc. Out of the 122,167 shares under the combined prospectus to which this registration statement relates, 68,453 shares have already been registered on Form S-3, registration no. 333-111971 and are being carried forward pursuant to Rule 429(b).

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2004

PROSPECTUS

122,167 Shares

M.D.C. Holdings, Inc.

Common Stock

        The shares of our common stock offered by this prospectus are being sold by a selling stockholder. We will not receive any proceeds from the sale of shares by the selling stockholder.

      The sale of the shares may occur from time to time:

•	in transactions on The New York Stock Exchange or other exchanges,

•	in privately negotiated transactions, or

•	in combination of various methods of sale.

      The sale of the shares may occur from time to time:

•	at fixed prices that may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing prices, or

•	at negotiated prices.

      The selling stockholder may sell the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      We have agreed, among other things, to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees) in connection with the registration and sale of the shares being offered by the selling stockholder. We may indemnify the trustees of the selling stockholder and certain other persons against certain liabilities, including liabilities under the federal securities laws.

      Our common stock is quoted on The New York Stock Exchange and The Pacific Stock Exchange under the symbol “MDC.” The last reported sales price of our common stock on The New York Stock Exchange on August 31, 2004 was $69.05 per share.

       INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this Prospectus is                     , 2004

      In this prospectus, “MDC,” “we,” “us,” and “our” each refer to M.D.C. Holdings, Inc., and “selling stockholder” refers to M.D.C. Holdings, Inc. Charitable Foundation.

PROSPECTUS SUMMARY

      This summary highlights information appearing elsewhere in this prospectus or incorporated by reference. This summary may not contain all the information that you should consider before purchasing our common stock. You should carefully read this entire prospectus and the other documents to which this prospectus refers. This prospectus contains forward-looking statements that involve risks and uncertainties. You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The Company

      M.D.C. Holdings, Inc., or MDC, is a Delaware corporation that was formed in 1972. Our primary business is owning and managing subsidiary companies that build homes under the name “Richmond American Homes.” We also own and manage HomeAmerican Mortgage Corporation, which originates mortgage loans primarily for our homebuyers; American Home Insurance Agency, Inc., which sells casualty insurance products to our homebuyers; and American Home Title and Escrow, Inc., which provides title insurance and closing services for our customers.

The Homebuilding Companies

      MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. We and our subsidiaries are a major regional homebuilder with a significant presence in some of the country’s best housing markets. Our homebuilding subsidiaries are the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern and Southern California, each according to an independent third-party survey provider. Our homebuilding subsidiaries also have a growing presence in Dallas/ Fort Worth, Houston and Jacksonville, and have recently entered the Philadelphia/ Delaware Valley, West Florida and Chicago markets.

Our Homebuilding Strategy

      We maintain a balanced product offering in each of our markets, focusing on high quality design and construction of homes in most price points, targeting the largest homebuyer segments within a given market, which generally is the first-time and first-time move-up buyer.

Home Selling Prices

      Most of the homes sold by our homebuilding subsidiaries range in price from approximately $100,000 to $600,000, although some homes they build have base prices above $1,300,000. The average selling price of homes closed by our homebuilding subsidiaries was $254,300 in 2003 and $254,000 in 2002.

HomeAmerican Mortgage Corporation

      Our mortgage subsidiary provides mortgage loans to most of our homebuilding subsidiaries’ homebuyers. For the convenience of the homebuyers, our mortgage subsidiary has loan offices in most of the locations where our homebuilding subsidiaries build homes.

Location of Executive Offices

      The principal executive offices of MDC are at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237 (telephone (303) 773-1100).

RISK FACTORS

      Prospective investors should consider the risk factors set forth below as well as all of the other information set forth or incorporated by reference in this prospectus prior to purchasing the common stock offered hereby.

An adverse change in economic conditions could reduce the demand for homes and, as a result, could reduce our earnings.

      Changes in national and regional economic conditions, as well as local economic conditions where our subsidiaries conduct operations and where prospective purchasers of our homebuilding subsidiaries’ homes live, can have a negative impact on our business. Adverse changes in employment levels, job growth, consumer confidence, housing demand, interest rates and population growth may reduce demand and depress prices for our homebuilding subsidiaries’ homes. This, in turn, can reduce our earnings.

If land is not available at reasonable prices, our sales and earnings could decrease.

      Our operations depend on our homebuilding subsidiaries’ ability to continue to obtain land for the development of our residential communities at reasonable prices. Changes in the general availability of land, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density and other market conditions may hurt our ability to obtain land for new residential communities. If the supply of land appropriate for development of our residential communities becomes more limited because of these factors, or for any other reason, the cost of land could increase and/or the number of homes that our homebuilding subsidiaries build and sell could be reduced.

If the market value of our homes drops significantly, our profits could decrease.

      The market value of our land and housing inventories depends on market conditions. Our homebuilding subsidiaries acquire land for expansion into new markets and for replacement of land inventory and expansion within our current markets. If housing demand decreases below what we anticipated when we acquired our inventory, we may not be able to make profits similar to what we have made in the past, may experience less than anticipated profits and/or may not be able to recover our costs when our homebuilding subsidiaries build and sell homes. In the face of adverse market conditions, we may have substantial inventory carrying costs or our homebuilding subsidiaries may have to sell land or homes at a loss.

Interest rate increases or changes in federal lending programs could lower demand for our homebuilding subsidiaries’ homes and our mortgage lending services.

      Our homebuilding and mortgage lending operations are impacted by the availability and cost of mortgage financing. Nearly all of our customers finance the purchase of their homes, and a significant number of these customers arrange their financing through our mortgage lending subsidiary, HomeAmerican. Increases in home mortgage interest rates may reduce the demand for homes and home mortgages and, generally, will reduce home mortgage refinancing activity. We are unable to predict the extent to which recent or future changes in home mortgage interest rates will affect our operating activities and results of operations.

      In addition, we believe that the availability of Federal National Mortgage Association (Fannie Mae)/ Federal Home Loan Mortgage Corporation (Freddie Mac)/ Federal Housing Administration and Veterans Administration mortgage financing is an important factor in our marketing strategy. Any changes, limitations or restrictions on the availability of these types of financing could reduce our subsidiaries’ home sales and mortgage lending volume.

Competition in the homebuilding industry could hurt our profits.

      The real estate industry is fragmented and highly competitive. Our homebuilding subsidiaries compete with numerous homebuilders, including a number that are substantially larger and have greater financial resources. Our homebuilding subsidiaries also compete with subdivision developers and land development companies, some of which are themselves homebuilders or affiliates of homebuilders. Homebuilders compete for customers, desirable financing, land, building materials and subcontractor labor. Competition for home orders primarily is based upon price, style, financing provided to prospective purchasers, location of property, quality of homes built, customer service and general reputation in the community. We, through our mortgage lending subsidiary HomeAmerican, also compete with numerous banks, thrifts and other mortgage bankers, many of which are larger and have greater resources than we do.

Our business is subject to numerous environmental and other governmental regulations. These regulations could give rise to significant additional liabilities or expenditures, or restrictions on our business.

      Our operations are subject to continuing compliance requirements mandated by applicable federal, state and local statutes, ordinances, rules and regulations, including zoning and land use ordinances, building, plumbing and electrical codes, contractors’ licensing laws, state insurance laws, federal and state human resources laws and regulations and health and safety regulations and laws (including, but not limited to, those of the Occupational Safety & Health Administration and the Environmental Protection Agency). Various localities in which we operate have imposed (or may impose in the future) fees on developers to fund schools, road improvements and low and moderate income housing.

      From time to time, various municipalities in which our homebuilding subsidiaries operate restrict or place moratoriums on the availability of utilities, including water and sewer taps. Additionally, certain jurisdictions in which our homebuilding subsidiaries operate have proposed or enacted growth initiatives that may restrict the number of building permits available in any given year. Although future conditions or governmental actions may impact our ability to obtain necessary permits or water and sewer taps, we currently believe that we have, or can obtain, water and sewer taps and building permits for our homebuilding subsidiaries’ land inventory and land held for development.

      Our homebuilding operations also are affected by environmental laws and regulations pertaining to availability of water, municipal sewage treatment capacity, stormwater discharges, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of endangered species, natural terrain and vegetation. Due to these considerations, our homebuilding subsidiaries generally obtain an environmental site assessment for parcels of land that they acquire. The particular environmental laws and regulations that apply to any given homebuilding project vary greatly according to a particular site’s location, the site’s environmental conditions and the present and former uses. These environmental laws may result in project delays, cause us to incur substantial compliance and other costs and/or prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas.

Product liability litigation and warranty claims that arise in the ordinary course of business may be costly.

      As a homebuilder, we are subject to construction defect and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly. In addition, the costs of insuring against construction defect and product liability claims are high and the amount of coverage offered by insurance companies is currently limited. This coverage may be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, we may experience losses that could hurt our business.

The level of our indebtedness could prevent us from fulfilling certain obligations.

      We have significant debt service obligations. At June 30, 2004, we had total consolidated indebtedness of approximately $660.4 million. The degree to which we are leveraged could have important consequences to you, including:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited;

•	a portion of our cash flows from operations must be used to pay principal and interest on our outstanding debt securities and other indebtedness, which will reduce the funds available to us for other purposes;

•	our level of indebtedness could limit our flexibility in planning for, or reacting to, changes in our business; and

•	our indebtedness could make us more vulnerable in the event of a downturn in our business or in general economic conditions.

      Our ability to meet our debt service and other obligations will depend upon our future performance and we may not be able to meet such obligations. We are engaged in businesses that are substantially affected by changes in economic cycles, and our revenues and earnings vary with the level of general economic activity in the markets in which we build homes, many of which are beyond our control. Our ability to meet our debt service obligations may also be affected by changes in prevailing interest rates, as borrowings under certain of our existing credit facilities bear interest at floating rates.

      In the event that internally generated funds and amounts available under our existing credit facilities are not sufficient to fund our capital expenditures and our debt service obligations, we would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of our indebtedness or the sale of assets. These alternatives are dependent upon financial, business and other general economic factors affecting us, many of which are beyond our control, and any or all of the alternatives may not be available to us. While we believe that cash flow generated by operations, along with borrowing availability under existing credit facilities, will provide adequate sources of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond our control could increase the need for refinancing, new capital or both.

Our company structure may affect your investment.

      Substantially all of our operations are conducted through our homebuilding subsidiaries and HomeAmerican. As a result, we are dependent upon our subsidiaries’ results of operations and rely on dividends, advances and transfers of funds from our subsidiaries to generate the funds necessary to meet our ongoing debt service obligations. Our subsidiaries’ ability to pay such dividends or make such advances and transfers will be subject to, among other things, applicable state law and contractual restrictions imposed by existing and future agreements and debt instruments that we or our subsidiaries have or may enter into.

The interests of certain control persons may be adverse to investors.

      Larry A. Mizel, David D. Mandarich and other of our affiliates own, directly or indirectly, in the aggregate, almost 30% of our outstanding common stock. Such persons may effectively be able to elect our entire board of directors and control our management, operations and affairs. Circumstances may occur in which the interest of the controlling shareholders could be in conflict with your interests. The large percentage of stock held by these persons could also delay or prevent a change of control.

Natural disasters could increase our costs and lower profits.

      The climates and geology of many of the states in which we operate, including California and Florida, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and our business in particular, in such states may face increased costs and/or decreased market demand for homes.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder.

SELLING STOCKHOLDER

      M.D.C. Holdings, Inc. Charitable Foundation (the “Foundation”) is selling the shares offered under this prospectus. As of August 30, 2004, the Foundation beneficially owned 122,167 shares of our common stock, all of which may be offered from time to time in connection with this offering, depending on market conditions. This represents less than 1% of our total outstanding number of shares of common stock. The Foundation is a not-for-profit, charitable organization with the primary purpose of supporting non-profit charities in communities where we conduct our business. The Foundation is funded by MDC and its trustees are officers, directors, or both, of MDC. In particular, Larry A. Mizel, our Chairman of the Board of Directors and Chief Executive Officer, is the President of the Foundation and currently may vote the shares of stock held by the Foundation, including the shares of our common stock being registered hereby. As a result, Mr. Mizel currently may be deemed to share beneficial ownership of these shares with the Foundation under Rule 13d-3 under the Securities Exchange Act of 1934, as amended. However, Mr. Mizel will not receive any of the proceeds from resales by the Foundation of the shares covered by this prospectus and disclaims beneficial ownership of any shares held by the Foundation.

      The Foundation acquired its shares of our common stock through contributions by MDC and a stock dividend. During 2003, we contributed 68,453 shares of our common stock, then valued at $4,000,000, to the Foundation. In March 2004, we issued 6,845 shares of our common stock to the Foundation in connection with a 10% stock dividend declared by our board of directors in February 2004 and paid to all holders of our common stock. During 2004, we contributed 46,869 shares valued at $3,000,000 to the Foundation.

      The Foundation may be an “underwriter” as that term is defined in the Securities Act and any profits on the sale of shares by it may be discounts or commissions under the Securities Act. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

      The selling stockholder or their pledgees, donees, transferees or other successors in interest may offer the shares from time to time. They may sell the shares on The New York Stock Exchange, other exchanges or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. They may sell the shares using one or more of the following methods or other methods, or in any combination of such methods.

•	to broker-dealers acting as principals

•	through broker-dealers acting as agents

•	in underwritten offerings

•	in block trades

•	in agency placements

•	in exchange distributions

•	in brokerage transactions

      The selling stockholder or the purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act. The selling stockholder may grant a security interest in shares owned by it. If the secured parties foreclose on the shares, they may be the selling stockholder.

      Any or all of the sales or other transactions involving the shares described above, whether completed by the selling stockholder, any broker-dealer or others, may be made using this prospectus. In addition, any shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than by using this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from the sale of the shares by the selling stockholder. The shares may be sold in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling stockholder or by agreement between the selling stockholder and its underwriters, dealers, brokers or agents.

      If required under the Securities Act, the number of shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any commission with respect to a particular offer will be set forth in a prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder or purchasers of the shares or both. In addition, sellers of shares may be underwriters as that term is defined in the Securities Act and any profits on the sale of shares by them may be discounts or commissions under the Securities Act.

      The selling stockholder also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholder may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

      We will pay all costs associated with this offering, other than any underwriting discounts and commissions, brokerage commissions and fees and transfer taxes. We may indemnify the trustees of the Foundation and certain other persons against certain liabilities, including liabilities under the federal securities laws.

LEGAL MATTERS

      The validity of the common stock offered hereby has been passed upon by Holme Roberts & Owen LLP.

EXPERTS

      The consolidated financial statements of M.D.C. Holdings, Inc. appearing in M.D.C. Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Judiciary Plaza, Room 10024

450 Fifth Street, N.W. Street
Washington, D.C. 20549

      You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like MDC, that file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

      This prospectus includes by reference the documents listed below that we have previously filed with the SEC (File No. 001-08951) and that are not included in or delivered with this document (provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K). They contain important information about our company and its financial condition.

Filing	Period

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Quarterly Report on Form 10-Q	Quarter ended June 30, 2004
Current Report on Form 8-K	Dated April 13, 2004

      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Joseph H. Fretz

Secretary and Corporate Counsel
M.D.C. Holdings, Inc.
3600 South Yosemite Street
Suite 900
Denver, Colorado 80237
(303) 773-1100

      Our website is located at www.richmondamerican.com. All reports we file with the SEC can be accessed, free of charge, through our website as soon as reasonably practicable after the report is electronically filed with the SEC, under the investor relations section of our website. The information on our website is not incorporated into this prospectus.

      We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should keep in mind that such information has not been authorized and may therefore not be accurate. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits

Description

4.1	Certificate of Incorporation of the Company.(1)
4.2	Amendment of the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on July 1, 1987.(1)
4.3	Bylaws of the Company.(1)
4.4	Amendment to the Bylaws of the Company effective as of March 20, 1987.(1)
4.5	Common Stock Certificate.(2)
5.1	Opinion of Holme Roberts & Owen LLP.*
23.1	Consent of Ernst & Young LLP, independent auditors.
23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney.*

*	Previously filed.

(1)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q dated June 30, 1987.

(2)	Incorporated by reference from the Registration Statement on Form S-3 of the Company (File Number 33-426).

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 1st day of September, 2004.

M.D.C. HOLDINGS, INC.

By:	/s/ PARIS G. REECE III

Paris G. Reece III
Authorized Officer

SIGNATURE

      Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on the 1st day of September, 2004.

MDC OFFICERS AND DIRECTORS:

Principal Executive Officer:

/s/ *

Larry A. Mizel,
Chairman of the Board of Directors
Chief Executive Officer

Chief Operating Officer:

/s/ *

David D. Mandarich,
Director, President and Chief Operating Officer

Principal Financial and Accounting Officer:

/s/ PARIS G. REECE III

Paris G. Reece III,
Executive Vice President, Chief Financial
Officer and Principal Accounting Officer

Other Directors:

/s/ *

David E. Blackford

/s/ *

Steven J. Borick

/s/ *

William B. Kemper

/s/ *

Herbert T. Buchwald

/s/ *

Gilbert Goldstein

*By:	/s/ JOSEPH H. FRETZ

Joseph H. Fretz,
Attorney-in-Fact

EXHIBIT INDEX

Description

4.1	Certificate of Incorporation of the Company.(1)
4.2	Amendment of the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on July 1, 1987.(1)
4.3	Bylaws of the Company.(1)
4.4	Amendment to the Bylaws of the Company effective as of March 20, 1987.(1)
4.5	Common Stock Certificate.(2)
5.1	Opinion of Holme Roberts & Owen LLP.*
23.1	Consent of Ernst & Young LLP, independent auditors.
23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney.*

*	Previously filed.

(1)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q dated June 30, 1987.

(2)	Incorporated by reference from the Registration Statement on Form S-3 of the Company (File Number 33-426).